Exhibit 10

                             UNIT PURCHASE AGREEMENT

     This Unit Purchase Agreement (the "Agreement") is between Glenn A. Little ("Little") with offices at 211 West Wall Street, Midland, Texas, and Diasense Inc, ("Diasense") a Pennsylvania Corporation, for the purpose of providing the terms and conditions for the purchase by Little of 1000 units of common stock and common stock purchase warrants (the "Units") offered by Diasense for $125,000. Each Unit shall consist of 11,100 restricted shares of the common stock of Diasense ("Common Stock") and 500 common stock purchase warrants ("Warrant(s)"). Each Warrant shall allow the holder to purchase one share of Common Stock at a purchase price of $.10 per share. (see Warrant Agreement, Exhibit A.)

     In consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. The parties to this Agreement are aware that Diasense is an illiquid public entity. It is understood by all signing parties that the intent of Little is to reorganize and recapitalize the company.

2. Diasense represents (a) that its total authorized capital stock consists of 40,000,000 shares of Common Stock par value $.0l of which no more than 11,019,801 shares, exclusive of the shares being purchased by Little hereunder, will be issued and outstanding when Little's Unit purchase is completed and (b) that it is a reporting, non trading public company.

3. Little's obligations to purchase said Units are subject to the completion of the following conditions:

     a. Receipt of a Good Standing Certificate from the State of Pennsylvania for Diasense;

     b. Completion and filing of all required documents and reports under Securities and / Exchange Commission regulations and delivery of Edgar filing codes;

     d. Receipt of a Federal and State tax lien and judgment search and State and County / UCC lien search of Diasense showing no liens or judgments;

     e. Receipt of resignations from the Board of Directors and all officers of Diasense and the simultaneous appointment of Glenn Little to the Board of Directors;

     f. Repurchase of 11,975,000 common shares of Common Stock held in the name Dominion Assets, LLC and such shares returned to the Treasury of Diasense as authorized and unissued;

     g. Representation by Management of Diasense that there are no undisclosed liabilities, contingent or otherwise, from the last Edgar filing and that an audited balance sheet would show no liabilities at the time of Closing;

     h. Delivery of all corporate records and substitution of Glenn A. Little as sole signatory on the Company's checking account;
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     i.   A review by  representatives  of Securities  Transfer  Corporation  of
          Dallas, Texas that confirms that stockholder records are in order and that the stockholder and certificate data is readable into their computer system; and

     j. Representation by current and former management that the stockholder and certificate records are in order and they are not aware of any discrepancies or errors.

4. It is agreed by the parties to this Agreement that a closing will take place in Pittsburgh, Pennsylvania upon receipt of items listed in Section 3 on or before September 30, 2006.

EXECUTED to be effective as of September 13, 2006.


/s/ Glenn A. Little
---------------------------------



Diasense Inc.
a Pennsylvania Corporation



By: /s/ Anthony Paterra
   ------------------------------
   Anthony Paterra
   Executive Vice President